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                                                                    EXHIBIT 99.7

                           RELATED PARTY TRANSACTIONS

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed under the heading "Liquidity and Capital Resources -- Liquidity" on page 21. As of September 30, 2002 and December 31, 2001, we had a cumulative net receivable from El Paso and its affiliates of $437 million and $299 million, respectively. The rate of interest at September 30, 2002 and December 31, 2001 was 1.8% and 2.1%, respectively.

     At September 30, 2002 and December 31, 2001, we had accounts receivable from related parties of $5 million and $10 million, respectively. In addition, we had accounts payable to related parties of $77 million and $46 million at September 30, 2002, and December 31, 2001, respectively. These balances arose in the ordinary course of business.

     At September 30, 2002 and December 31, 2001, we had payables to an affiliate of $204 million for obligations related to a non-cancelable lease on our Detroit building. Of this amount, $4 million was classified as current at September 30, 2002. This payable resulted from the relocation of our headquarters from Detroit, Michigan to Houston, Texas.

     We have the rights for 46 Bcf of natural gas storage capacity provided by Blue Lake Gas Storage Company, one of our affiliates, through 2013. We will pay Blue Lake $23 million per year in demand charges.

     We have the rights for 35 Bcf of natural gas storage capacity provided by ANR Storage Company, one of our affiliates. We paid approximately $14 million to ANR Storage Company in 2002.

     El Paso and Tennessee Gas Pipeline Company allocated a portion of their general and administrative expenses to us in 2002. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property, and payroll. For the year ended December 31, 2002, the estimated annual charges from El Paso were $54 million and the charges from Tennessee Gas Pipeline Company were $24 million.

     We have transportation contracts on Great Lakes with terms ranging from two months to ten years. In 2002, we paid approximately $14 million to Great Lakes pursuant to these contracts.

     During the fourth quarter of 2002, we sold our Typhoon offshore natural gas gathering pipeline to El Paso Energy Partners, L.P., an affiliate, for approximately $50 million. There was no significant gain or loss on the transaction.